Exhibit 4.11

SUPPLEMENTAL INDENTURE

     Supplemental Indenture effective as of January 2, 2004, to the Indenture dated as of December 22, 1997 (the “Indenture”) between American Lawyer Media Holdings, Inc. ( “Holdings”) and The Bank of New York, as Trustee. Capitalized but undefined terms used herein shall have the meanings set forth in the Indenture.

RECITALS

     WHEREAS, Section 9.02 of the Indenture permits the provisions of the Indenture providing for the time, place and manner of payment of interest to be amended with the written consent of each Holder affected;

     WHEREAS, Holdings and Trustee desire to amend certain language contained in the form of the Discount Note attached as Exhibit B of the Indenture for the purpose changing the time and manner of payment of interest;

     WHEREAS, the Holders of all the outstanding Discount Notes on the date hereof have consented in writing to this amendment; and

     WHEREAS, all conditions in Section 9.06 for the amendment of the Indenture have been satisfied.

     NOW THEREFORE:

SECTION 1. Amendment to the Indenture

             The Indenture is amended by:

(A) The deletion of the form of the note in Exhibit B of the Indenture in its entirety and its replacement by the form of the note attached hereto;

(B) The deletion of Section 4.08(a)(ii)(B) in its entirety and its replacement with the following:

used to retire or repay Indebtedness of Holdings and/or any Restricted Subsidiary that is pari passu with the Discount Notes and to permanently reduce the amount of such Indebtedness (provided that in the case of a revolving credit arrangement or similar arrangement that makes credit available, such commitment is permanently reduced by such amount).

(C) The deletion of the reference to “December 15, 2002” in the definition of Accreted Value and its replacement with “December 15, 2004”.

SECTION 2. Miscellaneous

             Section 2.1 Incorporation of Indenture. All the provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

             Section 2.2 Application of Supplemental Indenture. The provisions and benefit of this Supplemental Indenture shall be effective with respect to the Discount Notes.

             Section 2.3 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

             Section 2.4 Successors and Assigns. All agreements in this Supplemental Indenture by Holdings shall bind its successors and assigns, whether so expressed or not.

             Section 2.5 Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

             Section 2.6 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

             Section 2.7 Regarding the Trustee. The Trustee shall not be responsible for the correctness of the recitals herein, and makes no representation as to the validity or the sufficiency of this Supplemental Indenture. The Trustee shall, in connection with this Supplemental Indenture, be entitled to all of the benefits of all of the rights, privileges, immunities and indemnities of the Trustee provided for in the Indenture.

2

             IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed to be effective as of the day and year first above written.

AMERICAN LAWYER MEDIA HOLDINGS, INC.
By:	/s/Allison Hoffman
	Name:	Allison Hoffman
	Title:	Vice President

THE BANK OF NEW YORK , AS TRUSTEE
By:	/s/Julie Salovitch-Miller
	Name:	Julie Salovitch-Miller
	Title:	Vice President

3

Exhibit A to Supplemental Indenture No. 1

EXHIBIT B

[FORM OF FACE OF SERIES B DISCOUNT NOTE]

[Global Notes Legend, if applicable]

         UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO HOLDINGS OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

         TRANSFERS OF THIS GLOBAL DISCOUNT NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL DISCOUNT NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

CUSIP No. [   ]/ISIN No. [   ]

12¼% Senior Discount Note due 2008

No.	$

AMERICAN LAWYER MEDIA HOLDINGS, INC., a Delaware corporation promises to pay to Cede & Co.

or registered assigns,

the principal sum of $80,260,705

Dollars (or such other amount as is indicated on Schedule A hereof)* on December 15, 2008.

Interest Payment Dates: June 15 and December 15

Record Dates: June 1 and December 1

Dated:

AMERICAN LAWYER MEDIA HOLDINGS, INC.

By:

Name:

Title:

By:

Name:

Title:

(SEAL)

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 12¼% Senior Discount Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK, as Trustee

By:

Authorized Officer
* Applicable to Global Discount Notes only

* Applicable to Global Discount Notes only

(Form of Reverse of Series B Note)

American Lawyer Media Holdings, Inc.

12 ¼% Senior Discount Notes due 2008

     Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

         1. Interest. American Lawyer Media Holdings, Inc., a Delaware corporation (the “Holdings”), promises to pay interest on the principal amount of this Note at the rate and in the manner specified below. The Discount Notes will mature on December 15, 2008. The Discount Notes will be issued at a substantial discount to their aggregate principal amount at maturity such that the gross proceeds from the original issuance of the 12 ¼% Senior Discount Notes due 2008 issued on December 22, 1997 for which this Discount Note was exchanged equaled $35.0 million. Until December 15, 2004, no interest will accrue on the Discount Notes, but the Accreted Value will increase between the date of original issuance and December 15, 2004, on a semi annual bond equivalent basis using a 360-day year comprised of twelve 30 day months, such that on December 15, 2004 the Accreted Value will be equal to the full principal amount at maturity of the Discount Notes. Beginning on December 15, 2004, interest on the Discount Notes will accrue at the rate of 121/4% per annum and will be payable until maturity semi annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2005, to Holders of record on the immediately preceding June 1 and December 1, respectively. Interest on the Discount Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from December 15, 2004. Holdings shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360 day year of twelve 30 day months.

     2. Method of Payment. Holdings will pay interest on the Discount Notes (except defaulted interest), to the Persons who are registered Holders of Discount Notes at the close of business on the June 1 or December 1 next preceding the Interest Payment Date, even if such Discount Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Discount Notes will be payable as to principal, premium, and interest at the office or agency of Holdings maintained for such purpose within or without the City and State of New York, or, at the option of Holdings, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium on all Global Discount Notes and all other Discount Notes the Holders of which shall have provided wire transfer instructions to Holdings or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

         3. Paying Agent and Registrar. Initially, The Bank of New York, the Trustee under the Indenture, will act as Paying Agent and Registrar. Holdings may change any Paying Agent or Registrar without notice to any Holder. Holdings or any of its Subsidiaries may act in any such capacity.

         4. Indenture. Holdings issued the Discount Notes under an Indenture dated as of December 22, 1997, as amended or supplemented (“Indenture”) by and between Holdings and the Trustee. The terms of the Discount Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Discount Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Discount Notes are unsecured obligations of Holdings limited to $80,260,705 in aggregate principal amount at maturity.

         5. Optional Redemption. Holdings shall not have the option to redeem the Discount Notes prior to December 15, 2004 except as provided below. Thereafter, Holdings shall have the option to redeem the Discount Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2004	102.042%
2005 and thereafter	100.000%

         6. Mandatory Redemption.

         Holdings shall not be required to make mandatory redemption payments with respect to the Discount Notes.

         7. Repurchase at Option of Holder.

         (a) Upon the occurrence of a Change of Control, each Holder shall have the right, at such Holder’s option, pursuant to an offer (subject only to conditions required by applicable law, if any) by Holdings (the “Change of Control Offer”), to require Holdings to repurchase all or any part of such Holder’s Discount Notes (provided, that the principal amount of such Discount Notes must be $1,000 or an integral multiple thereof) on a date (the “Change of Control Purchase Date”) that is no later than 60 Business Days after the date of occurrence of such Change of

Control, at a cash price equal to 101% of the Accreted Value thereof, together with accrued and unpaid interest (the “Change of Control Purchase Price”) to the Change of Control Purchase Date. The Change of Control Offer shall be made within 60 Business Days following a Change of Control by mailing a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Discount Notes pursuant to the procedures required by this Indenture. The Change of Control Offer shall remain open for at least 20 Business Days following the mailing of such Change of Control Offer but in no event longer than 30 Business Days, unless required by law (the “Change of Control Offer Period”). Upon expiration of the Change of Control Offer Period, Holdings promptly shall purchase all Discount Notes properly tendered in response to the Change of Control Offer. Holdings shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Discount Notes as a result of a Change of Control. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of this paragraph, compliance by Holdings or any of the Guarantors with such laws and regulations shall not in and of itself cause a breach of its obligations under such covenant.

             On or before the Change of Control Purchase Date, Holdings shall, to the extent lawful (a) accept for payment all Discount Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest, of all Discount Notes so tendered and (c) deliver or cause to be delivered to the Trustee Discount Notes so accepted together with an Officers’ Certificate listing the Discount Notes or portions thereof being purchased by Holdings. The Paying Agent shall promptly pay the Holders of Discount Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest, if any), and the Trustee shall promptly authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. Any Discount Notes not so accepted will be delivered promptly by Holdings to the Holder thereof. Holdings will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

             If the Change of Control Purchase Date hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and such accrued and unpaid interest will not be payable to Holders who tender the Discount Notes pursuant to the Change of Control Offer.

             Holdings will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by Holdings and purchases all Discount Notes validly tendered and not withdrawn under such Change of Control Offer.

         (b) Holdings shall not, and shall not permit any Restricted Subsidiary to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including by merger or consolidation (in the case of a Restricted Subsidiary of Holdings), and including any sale or other transfer or issuance of any Capital Stock of any Restricted Subsidiary, whether by Holdings or a Restricted Subsidiary of either or through the issuance, sale or transfer of Capital Stock by a Restricted Subsidiary, and including any sale and leaseback transaction (any of the foregoing, an “Asset Sale”), unless:

             (i) within 300 days after the date of such Asset Sale, the Net Cash Proceeds therefrom (the “Asset Sale Offer Amount”) are applied to the optional redemption of the Discount Notes in accordance with the terms of this Indenture or any other Indebtedness of Holdings ranking on a parity with the Discount Notes from time to time outstanding with similar provisions requiring Holdings to make an offer to purchase or to redeem such Indebtedness with the proceeds of asset sales, pro rata in proportion to the Accreted Value of the Discount Notes and the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Discount Notes and such other Indebtedness then outstanding, or to the repurchase of the Discount Notes and such other Indebtedness pursuant to a cash offer (subject only to conditions required by applicable law, if any) (pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Discount Notes and such other Indebtedness then outstanding) (the “Asset Sale Offer”) at a purchase price of 100% of the Accreted Value of the Discount Notes or the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) of such other Indebtedness (the “Asset Sale Offer Price”) together with accrued and unpaid interest, to the date of payment, or (ii) within 300 days following such Asset Sale, the Asset Sale Offer Amount is (A) invested (or committed, pursuant to a binding commitment subject only to reasonable, customary closing conditions, to be invested, and in fact is so invested, within an additional 90 days) in a Person, business, assets or property which in the good faith reasonable judgment of the Board of Directors will constitute or be a part of a Related Business of Holdings or such Restricted Subsidiary (if it continues to be a Subsidiary) immediately following such transaction or (B) used to retire or repay Indebtedness of Holdings and/or any Restricted Subsidiary that is senior to or pari passu with the Discount Notes and to permanently reduce the amount of such Indebtedness (provided that, in the case of a revolving credit arrangement or similar arrangement that makes credit available, such commitment is permanently reduced by such amount).

             (ii) with respect to any Asset Sale or related series of Asset Sales involving securities, property or assets with an aggregate Determined Fair Market Value in excess of $500,000, at least 75% of the consideration for such Asset Sale or series of related Asset Sales consists of (x) cash or Cash Equivalents or (y) property or services usable by

Holdings or any Restricted Subsidiary in the ordinary course of conduct of a Related Business; provided, that if the Determined Fair Market Value of property or assets of the kind specified in this subclause (y) exceeds $5.0 million, then the Determined Fair Market Value thereof shall be determined by a Third Party Evaluator; and provided, further, that the principal amount of the following shall be deemed to be cash for purposes of this clause (b): (i) any Indebtedness (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Holdings or any Restricted Subsidiary that is assumed or forgiven by the transferee of any such assets and (ii) any securities, notes or other obligations received by Holdings or any such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash within 30 days of the closing of such Asset Sale (but in the case of this subclause (ii), only to the extent of the cash received),

         (c) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale, and

         (d) the Board of Directors of Holdings determines in good faith that Holdings or such Restricted Subsidiary, as applicable, receives at least Determined Fair Market Value for such Asset Sale.

                    An acquisition of Discount Notes pursuant to an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth above (the “Excess Proceeds”) exceeds $5.0 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement but in no event longer than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). Not later than five Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Purchase Date”) Holdings shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest to the purchase of all Discount Notes or any other Indebtedness properly tendered (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Discount Notes and any other Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued and unpaid interest). Payment for any Discount Notes so purchased shall be made in the same manner as interest payments are made.

                    If the payment date in connection with an Asset Sale Offer hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest will be paid to the person in whose name a Note is registered at the close of business on such Record Date, and such interest will not be payable to Holders who tender Discount Notes pursuant to such Asset Sale Offer.

                    Upon the commencement of an Asset Sale Offer, Holdings shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender

Discount Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders.

         8. Denominations, Transfer, Exchange. The Discount Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Discount Notes may be registered and Discount Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Holdings may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Holdings need not exchange or register the transfer of any Note or portion of a Discount Note selected for redemption, except for the unredeemed portion of any Discount Note being redeemed in part. Also, it need not exchange or register the transfer of any Discount Notes for a period of 15 days before a selection of Discount Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

         9. Persons Deemed Owners. The registered Holder of a Discount Note may be treated as its owner for all purposes.

         10. Amendment, Supplement and Waiver. Subject to Accreted Value, the Indenture or the Discount Notes may be amended or supplemented with the consent of the Holders of a majority in aggregate Accreted Value of the then outstanding Discount Notes, and any existing default or compliance with any provision of the Indenture or the Discount Notes may be waived with the consent of the Holders of a majority in aggregate Accreted Value of the then outstanding Discount Notes. Without the consent of any Holder of a Discount Note, the Indenture or the Discount Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Discount Notes in addition to or in place of certificated Discount Notes, to provide for the assumption of Holdings’ obligations to Holders of the Discount Notes in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Discount Notes (including the addition of any Guarantors) or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

         11. Defaults. An “Event of Default” means: (1) failure to pay any installment of interest on the Discount Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days; (2) failure to pay all or any part of the principal, or premium, if any, on the Discount Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise; (3) the failure by either of Holdings or any Restricted Subsidiary to observe or perform any other covenant or agreement contained in the Discount Notes or this Indenture and the continuance of such failure for a period of 45 days after written notice is given to Holdings by the Trustee or to Holdings and the Trustee by the Holders of at least 25% in aggregate principal amount of the Discount Notes outstanding specifying the default and demanding that same be remedied; (4) Holdings or any of its

Significant Subsidiaries pursuant to or within the meaning of any Bankruptcy Law commences a voluntary case; consents to the entry of an order for relief against it in an involuntary case; consents to the appointment of a Custodian of it or for all or substantially all of its property; makes a general assignment for the benefit of its creditors; or generally is not paying its debts as they become due; or, a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that is for relief against Holdings or any Restricted Subsidiary in an involuntary case, appoints a Custodian of Holdings or any Significant Subsidiary or for all or substantially all of the property of Holdings or any Significant Subsidiary, or orders the liquidation of Holdings or any Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days; (5) a default in Indebtedness of Holdings or any of its Restricted Subsidiaries with an aggregate principal amount in excess of $5.0 million (i) resulting from the failure to pay principal at final maturity or (ii) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity; and (6) final unsatisfied judgments not covered by insurance aggregating in excess of $5.0 million, at any one time rendered against Holdings or any of its Significant Subsidiaries and not stayed, bonded or discharged within 60 days.

         12. Restrictive Covenants. The Indenture imposes certain limitations on the ability of Holdings and its Restricted Subsidiaries to, among other things, engage in certain transactions with Affiliates, incur additional indebtedness and make payments in respect of Equity Interests. The limitations are subject to a number of important qualifications and limitations.

         13. Trustee Dealings with Holdings. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for Holdings or its Affiliates, and may otherwise deal with Holdings or its Affiliates, as if it were not the Trustee.

         14. No Recourse Against Others. A director, officer, employee, incorporator or stockholder, of Holdings, as such, shall not have any liability for any obligations of Holdings under the Discount Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Discount Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Discount Notes.

         15. Authentication. This Discount Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

         16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

         Holdings will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

American Lawyer Media Holdings, Inc.

345 Park Avenue South
New York, NY 10010
Telephone No.: (212) 779-9200
Fax No.: (212) 592-4900
Attention: Allison Hoffman, General Counsel

ASSIGNMENT FORM

To assign this Discount Note, fill in the form below: (I) or (we) assign and transfer this Discount Note to

(Insert assignee’s Social Security or tax I.D. No.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
agent to transfer this Discount Note on the books of Holdings. The agent may substitute another to act for such agent.

Your Signature:

(Sign exactly as your name appears on the face of this Discount Note)

Date:

By:

Notice: To be executed by an executive officer

Signature Guarantee:*

* Signature must be guaranteed.

OPTION OF HOLDER TO ELECT PURCHASE

     If you want to elect to have this Discount Note purchased by Holdings pursuant to Section 4.07 or 4.08 of the Indenture, check the box below:

☐ Section 4.07	☐ Section 4.08

     If you want to elect to have only part of this Discount Note purchased by Holdings pursuant to Section 4.07 or Section 4.08 of the Indenture, state the amount you elect to have purchased: $

Date:	Your Signature:

(Sign exactly as your name appears on the Note)

By:

Notice: To be executed by an executive officer

Tax Identification No.:

Signature Guarantee:*

                * Signature must be guaranteed.

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT*

     The following increases or decrease in the principal amount of this Global Discount Note have been made:

Principal Amount
	Amount of de-	Amount of in-	of this Global Dis-
	crease in Principal	crease in Principal	count Note	Signature of au-
	Amount of this	Amount of this	following such	thorized signatory
Date of Exchange	Global Discount	Global Discount	decrease or	of Trustee or Note
or Transfer	Note	Note	increase	Custodian

*     To be attached only to Global Discount Notes